Exhibit 99.5
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
LETTER TO CLIENTS
relating to
TENDER OF UNREGISTERED 7 1/2% SENIOR NOTES DUE 2015
IN EXCHANGE FOR REGISTERED 7 1/2% SENIOR NOTES DUE 2015
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [       ●       ], 2005, UNLESS EXTENDED (THE “EXPIRATION DATE”). OUTSTANDING NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
To Our Clients:
      We are enclosing herewith a Prospectus, dated [       ●       ], 2005, of Compagnie Générale de Géophysique, a company organized under the laws of the Republic of France (the “Company”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange its 7 1/2% Senior Notes due 2015 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 7 1/2% Senior Notes due 2015 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer.
      The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.
      We are the holder of record of Outstanding Notes held by us for your account. A tender of such Outstanding Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.
      We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.
      Pursuant to the Letter of Transmittal, each holder of Outstanding Notes must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Outstanding Notes.

Very truly yours,